Exhibit 10.12

AGREEMENT FOR SUPPLY OF GOODS TO

HONG KONG SA SA (M) SDN BHD (“SA SA”)

This Agreement is made between:

(1)	EMP Solution Sdn. Bhd. (708131-V) of No.21, Jalan 15/23, Tiong Nam Industry Park, 40200, Shah Alam, Malaysia (“Supplier”); and

(2)	Hong Kong Sa Sa (M) Sdn Bhd (446777-M) of No.8, Jalan Shamelin Niaga 1, Shamelin Heights Business Park, Taman Shamelin Perkasa, Cheras 56100 Kuala Lumpur, Malaysia (“Sa Sa”).

Supplier agrees to sell and Sa Sa agrees to buy the following goods/products on the specific terms and conditions as follows:

1.	Type of sale	:	Retail (100% Returnable)

2.	Territory	:	Malaysia Sa Sa may distribute the Products in the Territory through both physical stores and on-line platforms

3.	Goods / Products	:	Products under the brand of Refer to Appendix 1 and other products as mutually agreed from time to time (OR) As per Schedule and other products as mutually agreed from time to time

4.	Term of Agreement	:	1 year from 1st April 2024 of this Agreement which shall be automatically renewed on consecutive terms of 1 year each on the same terms and conditions contained herein unless one party gives the other party 90 days’ written notice that it wishes to terminate the same.

5.	Delivery date	:	Within 7 days of the date of confirmation of the order

6.	Delivery term	:	Deliver to Sa Sa’s stores or warehouse in Malaysia.

7.	Delivery charges	:

Warehouse Handling Charges: 3 % of invoice sum (added in front margin)

Late delivery charge: RM 500 / Day

Unfulfillment charges: Unless the Supplier has provided 7 days prior written notice to Sa Sa, any fulfilment of purchase order below 90 % by value shall charge the Supplier with 3 % of the unfulfilled amount

AGREEMENT FOR SUPPLY OF GOODS TO

HONG KONG SA SA (M) SDN BHD (“SA SA”)

8.	Listing fee	:	RM [NIL] per SKU per store, but shall be waived for any exclusive SKU to Sa Sa

9.	Price	:

Price of the Products shall be mutually agreed from time to time.

All Prices quoted shall remain effective for at least 12 months and the Supplier must give at least 30 days’ written notice in advance (except for prices of the products advertised in Sa Sa’s printed promotional material, which shall be maintained until the end of the promotional period) to Sa Sa if it wishes to change the Price of the Products .

Sa Sa may at its sole discretion and without notice to Supplier sell the Products at a price below the Retail Price, in which case Sa Sa shall bear the shortfall in the total proceeds derived from such sale due to discounting of the Products.

Sa Sa shall retain a mark up as per Appendix 1, to be agreed in advance with the supplier from time to time, of the total proceeds derived from the sale of the Products.

10.	Payment terms	:	Sa Sa shall provide Supplier with a monthly sales report by the 15th day of each month setting out the sales quantity and relevant sales turnover for the preceding month. The monthly sales report provided by Sa Sa shall be conclusive and binding, absent manifest error. Sa Sa shall remit the sales proceeds, after deducting the appropriate mark up as per Appendix 1, to Supplier within 30 days from the date of the monthly sales report.

11.	Tester and sample	:	Supplier must provide reasonable amount of testers and/or samples to Sa Sa at no extra cost

12.	Marketing and Promotional Support	:	[NIL] % of Sa Sa’s annual sales

13.	Shelf-life warranty		The remaining shelf-life of the Products shall be at least 18 months upon delivery.

AGREEMENT FOR SUPPLY OF GOODS TO

HONG KONG SA SA (M) SDN BHD (“SA SA”)

14.	Returnable terms	:

Sa Sa can unconditionally return the Products to the Supplier at any time.

In the event Sa Sa exercises the right to return any of the Products, the Supplier shall, within [21] days from the date of receipt of the written notice from Sa Sa collect the Products to be returned as specified in the written notice, failing which Sa Sa shall be entitled to charge a storage fee for each uncollected item at 3% of the return-to-vendor value per day, from the date the Products ought to have been collected to the date of actual collection. Any Products not collected within [45] days may be disposed of by Sa Sa.

Regardless of whether the Products are actually collected by the Supplier, the Supplier shall, within [14] days from the date of receipt of Sa Sa’s written notice of the Products to be returned, replace the Products, refund the price, or, if agreed by Sa Sa, provide a credit note for the price to Sa Se. All monies payable by the Supplier under this clause shall be deemed a debt owed by the Supplier to Sa Sa and Sa Sa shall be entitled to set off any liability of the Supplier to Sa Sa against any liability of Sa Sa to the Supplier.

This Agreement is subject to the General Terms and Conditions for Supply of Goods to Hong Kong Sa Sa (M) Sdn Bhd (T&C) set out on the overleaf page(s). In the event of any inconsistency and conflict between the specific terms of this Agreement and the T&C, the specific terms of this Agreement shall prevail.

Duly authorized and signed		Duly authorized and signed
For and on behalf of		for and on behalf of
EMP Solution Sdn. Bhd.		Hong Kong Sa Sa (M) Sdn. Bhd.

/s/ Yeoh Chee Wei		/s/ Lisa Soon
Name:	Yeoh Chee Wei	Name:	Lisa Soon
Position:	Managing Director	Position:	Regional General Manager
Date:	April 15, 2024	Date:	April 19, 2024

AGREEMENT FOR SUPPLY OF GOODS TO

HONG KONG SA SA (M) SDN BHD (“SA SA”)

APPENDIX 1

Brand	Mark up for normal sale*	Mark up for promotional items*

SPACELIFT	35.00%	Rebates on RSP 50:50 sharing basis, if promotion discount ≤25% off If promo discount >25% off, promo margin 30.00%

SPACELIFT BUNDLE SET	20.00%	-

*Rebate on promotion as per mutually agreed from time to time

*All mark up inclusive of Warehouse handling chargers

GENERAL TERMS AND CONDITIONS

FOR SUPPLY OF GOODS TO

HONG KONG SA SA (M) SDN BHD (“SA SA”)

1.	General Terms and Conditions (T&C): Unless otherwise agreed in writing between the parties, these T&C apply to all sales of goods to Sa Sa and are deemed to have been accepted once the order placed by Sa Sa is accepted by the Supplier. If Sa Sa and the Supplier enter into a separate contract for the sale and purchase of any goods, these T&C shall form part of the overall agreement between Sa Sa and the Supplier, but if there shall be any inconsistency between the specific contract terms and these T&C, the contract terms shall prevail.

2.	Quality and Fitness: The Supplier undertakes in favour of Sa Sa that all goods supplied to Sa Sa must (a) be free from defects and be of merchantable quality; (b) correspond with the description of the goods and any specifications given for the goods and, where samples have been shown to Sa Sa, correspond with the samples; (c) be fit for the purpose for which they are supplied.

3.	Shelf-life: All cosmetic products supplied by the Supplier must have a remaining shelf life of at least thirty (30) months upon delivery and must not have been manufactured more than six (6) months prior to delivery. The Supplier must provide information to Sa Sa to enable the manufactured date or expiry date of the goods to be ascertained unless it is already printed on the product labels or packaging. Products with more than one manufactured or expiry date or with manufactured or expiry date that has been altered will be treated as defective.

4.	Representations and Warranties: The Supplier represents and warrants that: (a) all information supplied and any claims on the benefits, performance or effectiveness of the goods are true and accurate and without material omissions; (b) the goods comply with all relevant requirements having the force of law which may be in force in the jurisdictions where the goods will be sold. Where the goods are for use upon the human body or for human consumption, the Supplier represents and warrants that the goods do not contain any substance or ingredients rendering them unsuitable for their purpose and that they comply with all relevant requirements relating to their sale and composition and, where applicable, the labelling of the goods.

5.	Provision of Information: The Supplier undertakes to provide further information promptly upon request to enable Sa Sa to fulfil its obligations under the relevant regulations governing the sale of the goods.

6.	Third Party and Intellectual Property Rights: The Suppliers represents and warrants that: (a) it has the right to sell the goods; (b) such sale does not infringe upon any intellectual property or other rights of any third parties.

7.	Trade Mark Licensing: Where the Supplier is the registered owner or licensee of any trademarks used in relating to the goods, the Supplier hereby grants to Sa Sa a non-exclusive and sub-licensable licence to use such trademarks in connection with the sale, promotion and advertising of the goods.

GENERAL TERMS AND CONDITIONS

FOR SUPPLY OF GOODS TO

HONG KONG SA SA (M) SDN BHD (“SA SA”)

8.	Right to Reject: Without prejudice to any other remedy Sa Sa may have in law, Sa Sa may reject the goods which do not conform with any of these T&C. Any goods rejected must be replaced at the Supplier’s expense; alternatively, Sa Sa may cancel its order and return all goods covered by the particular order to which the nonconformity relates at the Supplier’s expense. Sa Sa’s signature, given on any delivery note, or other documentation, presented for signature in connection with the delivery of the goods, is evidence only of the number of packages received. In particular, it is no evidence that the correct quantity of goods has been delivered, or that the goods delivered are in good condition.

9.	Delivery of Wrong Quantity: If Supplier delivers in excess of the quantity ordered, Sa Sa shall not be bound to accept or pay for the excess and any excess will be returned to the Supplier at the Supplier’s own risk and expense. If Supplier delivers less than the quantity ordered, Sa Sa may reject the goods and cancel the corresponding order; but if Sa Sa accepts delivery, the Supplier agrees to, in accordance with Sa Sa’s instructions: (a) revise the invoice to reflect the correct quantity delivered; (b) issue a credit note to Sa Sa for the difference between the quantity ordered and the quantity delivered; or (c) deliver the short-shipped quantity to Sa Sa within a reasonable time after Sa Sa has informed the Supplier of the short shipment.

10.	ASEAN Cosmetic Directive: If any goods are to be sold in any Member States of the Association of Southeast Asian Nations, the Supplier warrants that such goods shall comply and conform with the provisions and requirements of the ASEAN Cosmetic Directive including those relating to safety, labelling, products claims, ingredients, products information and record keeping. The Supplier undertakes to provide Sa Sa with all information, record and assistance to enable Sa Sa to place the goods in the market and to fulfill Sa Sa’s obligations under the ASEAN Cosmetic Directive.

11.	Indemnity: The Supplier shall indemnify and keep Sa Sa and its affiliated companies and their respective directors, officers, employees and agents harmless from all liabilities, costs, claims, losses and proceedings resulting from any action arising from a breach of any of these T&C, including any claims arising from product liability.

12.	Confidentiality: The Supplier shall keep confidential and shall not without the prior written consent of Sa Sa disclose to any third party any proprietary or non-public information given by Sa Sa or which was known to the Supplier through its dealing with Sa Sa as a supplier.

13.	Governing Law and Jurisdiction: These T&C shall be governed in all respects by the laws of Malaysia and the parties agree to submit to the exclusive jurisdiction of the courts of Malaysia.